EXECUTION DRAFT

AllianceBernstein Long/Short Multi-Manager Fund

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this              day of             , 2014, between AllianceBernstein L.P., a Delaware limited partnership (the “Adviser”), and Passport Capital, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with AllianceBernstein Cap Fund, Inc., a Maryland corporation (the “Company”), on behalf of its series, AllianceBernstein Long/Short Multi-Manager Fund (the “Fund”), relating to the provision of portfolio management services to the Fund; and

WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers, subject to approval by the Board (as hereinafter defined); and

WHEREAS, in selecting sub-investment advisers and entering into and amending sub-advisory agreements, the Adviser and the Company may rely upon an exemptive order obtained from the Securities and Exchange Commission (“SEC”); and

WHEREAS, the Adviser and the Board of Directors (the “Board”) of the Company desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.	Appointment.

a.

Role of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund to manage the Allocated Portion (as defined below), subject to the oversight and direction of the Adviser and the Board, for so long as this Agreement remains in effect. Without limiting the generality of the previous statement, the Sub-Adviser shall manage the investment and reinvestment of the Allocated Portion in accordance with such investment strategies and within such limitations as the Adviser and the Sub-Adviser shall agree from time to time (the “Strategy”). The Sub-Adviser acknowledges and agrees that the various investment advisory and other services as set forth herein to be performed by the Sub-Adviser will apply to the portion of the Fund’s assets that Adviser or the Board shall from time to time designate (the “Allocated Portion”). The Sub-Adviser hereby accepts such appointment and agrees during such period, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation stated herein. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser, the Company or the Fund in any way.

b.

Limitations of Sub-Adviser’s Responsibility. Except as expressly set forth in this Agreement, the Sub-Adviser shall not be responsible for any aspects of the Fund’s investment program other than the management of the Allocated Portion in accordance with the Strategy. Except as contemplated by Section 3(c), the Sub-Adviser shall not be responsible for the preparation of the Fund’s regulatory filings or shareholder reports. Further, notwithstanding anything herein to the contrary, except to the extent contemplated by Section 2(c) and Section 2(g) with respect to the investment of the Allocated Portion, Section 3(c) with respect to Forms 13F and Schedules 13D or 13G required to be filed by the Fund, and Section 4 with respect to the Fund’s record keeping requirements under Rule 31a-1 under the Investment Company Act, the Sub-Adviser shall have no responsibility for the Adviser’s, the Company’s or the Fund’s compliance with any law, rule or regulation.

c.

Sub-Advisory Arrangement Not Exclusive. It is acknowledged and agreed that (i) the Adviser may appoint from time to time other sub-advisers in addition to the Sub-Adviser to manage the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant the Sub-Adviser an exclusive arrangement to act as the sole sub-adviser to the Fund and (ii) the services of the Sub-Adviser are not exclusive to the Adviser and the Fund, and the Sub-Adviser and its members, principals, officers, employees and agents shall be free to act for their own account or the account of any other client and to provide to others services similar to those to be provided to the Adviser and the Fund hereunder and to engage in additional services. The Adviser and the Fund agree that the Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients that may differ from advice given or the timing or nature of action taken with respect to the investments of the Allocated Portion. It is further acknowledged and agreed that the Adviser makes no commitment to designate any portion of the Fund’s assets to the Sub-Adviser as the Allocated Portion.

2.	Sub-Adviser Duties.

The Sub-Adviser is hereby granted (subject to the limitations expressed) the following authority and undertakes to provide the following services and to assume the following obligations:

a.

Supervision; Adviser Retains Certain Authority. In furnishing the services hereunder, the Sub-Adviser will be subject to the supervision of the Adviser and the Board. Subject to notice to the Sub-Adviser, the Adviser retains complete authority to immediately assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement.

b.

Continuous Investment Program. The Sub-Adviser shall formulate and implement a continuous investment program for the Allocated Portion in accordance with the Strategy, including determining what portion of such assets will be invested or held uninvested in cash or cash equivalents. Without limiting the generality of the foregoing, the Sub-Adviser is authorized to: (a) make investment decisions for the Fund in respect of the Allocated Portion, including decisions for the investment and reinvestment of the assets (including cash and cash-equivalent assets) held in the Allocated Portion; (b) place purchase and sale orders for portfolio transactions in respect of the Allocated Portion; and (c) subject to Section 2(d) below, execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Sub-Adviser’s management of the Allocated Portion (in such respect, and only for this limited purpose, the Sub-Adviser will, as necessary to effect such documentation, agreements, contracts and other documents, act as the Adviser’s and the Fund’s agent and attorney-in-fact). The Sub-Adviser is authorized to take all such actions as are necessary and/or appropriate, as the case may be, to effectively manage the Allocated Portion.

c.

Management in Accordance with Fund Governing Documents, Investment Guidelines and Procedures. The Sub-Adviser will use commercially reasonable efforts to manage the Allocated Portion subject to and in accordance with: (i) the Strategy; (ii) the policies and restrictions of the Fund set forth in the Fund’s Articles of Incorporation, as amended, By-Laws and the Fund’s prospectus and registration statement (as from time to time amended, supplemented and in effect, the “Registration Statement”) (collectively, the “Governing Documents”), in each case to the extent identified with specificity as to the substance of the applicable requirements, in writing to the Sub-Adviser by the Fund or the Adviser; (iii) all relevant laws, rules and regulations, including but not limited to, the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and the rules and regulations thereunder and the Internal Revenue Code of 1986, as amended, (the “IRC”) and the rules and regulations thereunder applicable to qualification as a “regulated investment company” in each case to the extent identified with specificity as to the substance of the applicable requirements in writing to the Sub-Adviser by the Fund or the Adviser; (iv) any restrictions and/or guidelines applicable to the Allocated Portion as provided by the Adviser to the Sub-Adviser in writing and to which the Sub-Adviser has agreed, as amended in writing from time to time by the Adviser with the Sub-Adviser’s agreement (the “Investment Guidelines”); and (v) any reasonable written instructions which the Adviser or the Board may issue to the Sub-Adviser from time to time. The Sub-Adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board with respect to the Fund as from time to time in effect and communicated in writing to the Sub-Adviser (the “Procedures”). Notwithstanding the foregoing, the Sub-Adviser shall not be required to follow any instructions or directions which would cause the Sub-Adviser to violate any law, rule, regulation or internal policy, procedure or guideline. For the avoidance of doubt, for the purposes of complying with the foregoing, the Sub-Adviser may manage the Allocated Portion as if it constituted a separate investment company registered under the 1940 Act. Further, for all purposes hereunder, the Sub-Adviser may presume that the Allocated Portion constitutes the only assets of the Fund. The Adviser has provided to the Sub-Adviser copies of all current Governing Documents, Investment Guidelines and Procedures and shall provide to the Sub-Adviser any amendments or supplements thereto. The Adviser will endeavor to provide reasonable notice to the Sub-Adviser of any relevant changes to the Governing Documents, Investment Guidelines or the Procedures, and the Sub-Adviser shall, absent the Sub-Adviser’s willful malfeasance, bath faith, gross negligence or reckless disregard of obligations or duties hereunder, not be liable for acting in accordance with existing forms of the Governing Documents, Investment Guidelines or the Procedures prior to being notified of any amendments thereto.

d.

Prime Brokerage and Fund Counterparties. The Adviser shall be responsible establishing one or more prime brokerages as may be required for the management of the Fund. Except as provided in Section 3(a), the Sub-Adviser will use counterparties for all transactions for the Allocated Portion under agreements set up by, and in the name of, the Adviser or the Fund. For purposes of this Section, the term “counterparty” includes a clearing broker, foreign currency dealer, bank or futures commission merchant, as the case may be. The Sub-Adviser will be responsible for managing any collateral and margin requirements associated with investments made for the Allocated Portion and will perform in-house reconciliation procedures on such accounts and provide information regarding such reconciliations to the Adviser upon reasonable request.

e.

Reports. The Sub-Adviser shall render such reports to the Board and the Adviser as they may reasonably request concerning the investment activities of the Sub-Adviser with respect to the Allocated Portion. Without limiting the generality of the forgoing, on each business day, the Sub-Adviser shall provide reports to the Adviser and the Fund’s administrator (the “Administrator”) regarding (i) the securities or other instruments held in the Allocated Portion; and (ii) the securities or instruments purchased and sold for the Allocated Portion by the Sub-Adviser on such business day. The Sub-Adviser agrees to provide such additional information to the Adviser or the Administrator regarding the Sub-Adviser’s implementation of the Strategy as the Adviser or the Administrator may reasonably request.

f.

Proxy Voting and Class Actions. The Sub-Adviser is hereby appointed the Fund’s agent and attorney-in-fact to exercise in its discretion all rights and perform all duties which may be exercisable in relation to the Allocated Portion, including without limitation the right to vote (or in its discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities on behalf of the Allocated Portion of the Fund, to participate in or consent to any class action, distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; and to execute and bind the Fund in waivers, consents and covenants related thereto. For the avoidance of doubt, the Sub-Adviser has sole and full discretion to vote (or not to vote) any securities in the Allocated Portion and neither the Fund nor the Adviser will, directly or indirectly, attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser represents and covenants that it has adopted written proxy voting policies and procedures as required under Rule 206(4)-6 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), a copy of which has been provided to the Adviser and the Board, and that it will promptly provide (i) notice of any updates of such policies and procedures to the Adviser and the Board, (ii) its voting records with respect to the Allocated Portion to the Fund or the Fund’s proxy voting service, as the Fund may reasonably direct, so that the Fund meets its annual disclosure requirement pursuant to Rule 30b1-4 under the 1940 Act, and (iii) reports to the Adviser and the Board in instances where the Sub-Adviser votes counter to its proxy voting policies. The Sub-Adviser shall be responsible for responding to any notice of class action claim with respect to any assets comprising the Allocated Portion and shall notify promptly the Adviser and the Fund of any such claims.

g.

Sub-Adviser’s Management and Monitoring of the Allocated Portion. The Sub-Adviser shall be responsible for daily monitoring of the investment activities and portfolio holdings associated with the Allocated Portion to ensure compliance of such activities and holdings with the Strategy, relevant Governing Documents, Investment Guidelines, Procedures, and applicable law, in each case, to the extent contemplated by Section 2(c). The Sub-Adviser shall act on any reasonable instruction of the Adviser with respect to the investment activities used to manage the Allocated Portion to ensure compliance with the Governing Documents, Investment Guidelines, Procedures and applicable law. The Sub-Adviser shall not consult with any other sub-investment adviser to the Fund, concerning transactions for the Allocated Portion except for such consultations that may be required to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17 of the 1940 Act or other applicable laws.

h.

Interaction with Fund’s Custodian and Administrator. The Sub-Adviser shall provide such information and reports to the Fund’s custodian (the “Custodian”) and Administrator as set forth in, and shall comply with, the written procedures reasonably established by the Adviser, the Custodian and/or the Administrator from time to time for the efficient administration of the Fund and Fund transactions (the “Operational Procedures”) as have been provided to the Sub-Adviser in writing. The Adviser has provided to the Sub-Adviser copies of all current Operational Procedures and shall provide to the Sub-Adviser any amendments or supplements thereto.

i.

Assistance with Valuation. The Sub-Adviser will provide reasonable assistance to the Adviser and the Custodian, Administrator or similar party designated by the Adviser in assessing the fair value of securities or other instruments held in the Allocated Portion for which market quotations are not readily available or for which the Adviser or the Board has otherwise determined to fair value such portfolio holdings. The Sub-Adviser acknowledges that the Adviser and the Sub-Adviser may use different pricing vendors which may result in valuation discrepancies.

j.

Provision of Information and Certifications. The Sub-Adviser shall timely provide the Adviser and the Company, on behalf of the Fund, with access to all information and documentation they may reasonably request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Sub-Adviser and in connection with the compliance by any of them with the requirements of the Governing Documents, the Investment Guidelines, the Procedures and any applicable law.

k.

Compliance Procedures. The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Adviser’s Act (“Rule 206(4)-7”), which are reasonably designed to prevent violations of applicable Federal securities laws by the Sub-Adviser and its supervised persons (“Compliance Procedures”). The Adviser and the Company’s Chief Compliance Officer have been provided with a summary of the Compliance Procedures for approval by the Board and will be provided access to any future amendments thereto or summaries thereof. The Sub-Adviser will provide the Adviser with an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7, with respect to the design and operation of the Sub-Adviser’s compliance program, in a format reasonably requested by the Adviser. Notwithstanding anything herein to the contrary, the Sub-Adviser shall not be required to furnish a copy of its annual compliance report under Rule 206(4)-7 to the Adviser, the Fund or the Company; provided that upon reasonable request by the Adviser or the Fund, the Sub-Adviser shall provide a summary of any material compliance violations affecting the Allocated Portion identified in any such compliance report prepared after the date hereof.

l.

Code of Ethics. The Sub-Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Adviser and the Fund, and will institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) of the Sub-Adviser from violating its Code of Ethics. Annually, the Sub-Adviser will furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Code of Ethics to the Company and the Adviser. Upon the Adviser’s request, the Sub-Adviser shall also provide the Adviser with reasonable assistance in connection with the preparation of the Company’s annual written report required by Rule 38a-1 under the 1940 Act. The Sub-Adviser shall notify the Adviser promptly of any material violation of the Code of Ethics involving the Allocated Portion of the Fund.

m.

Sub-Adviser Review of Materials. Upon the Adviser’s reasonable request, the Sub-Adviser shall review and comment upon selected portions relating to the Sub-Adviser and/or Strategy (including the Allocated Portion) of the Registration Statement, other offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund, and participate, at the reasonable request of the Adviser and as agreed to by the Sub-Adviser, in educational meetings with placement agents and intermediaries about portfolio management and investment-related matters of the Allocated Portion of the Fund. The Sub-Adviser will promptly inform the Fund and the Adviser if the Sub-Adviser becomes aware that any information relating to the Sub-Adviser and/or Strategy (including the Allocated Portion) in the Registration Statement is (or will become) materially inaccurate or incomplete.

n.

Regulatory Communications and Notices. To the extent permitted by applicable law, and subject to any applicable confidentiality requirements, the Sub-Adviser shall promptly provide notice to the Adviser regarding any non-routine inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, including without limitation, any deficiency letter, responses to deficiency letters or similar communications relating to the Sub-Adviser’s management of the Allocated Portion or that would reasonably be expected to be materially adverse to the Sub-Adviser’s ability to provide services to the Fund.

o.

Notice of Material Actions/Change in Control. Subject to applicable law and confidentiality requirements, the Sub-Adviser will keep the Company and the Adviser reasonably informed of developments of which the Sub-Adviser has knowledge that would materially adversely affect the Fund. To the extent permitted by applicable law and confidentiality requirements, the Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events (i) it is served or otherwise receives written notice of, or is threatened in writing with, any material action, suit, proceeding, inquiry or investigation, at law or in equity, before any court, governmental, administrative or self-regulatory agency, or public board or body, involving the affairs of the Fund, and (ii) any material change in the actual control of the Sub-Adviser or change in the portfolio manager(s) primarily responsible for the day-to-day management of the Allocated Portion.

p.

Notice of Change in Assets Under Management. The Sub-Adviser shall promptly provide notice to the Adviser in the event that the value of the assets under management for all of the Sub-Adviser’s clients (excluding the Fund and excluding any changes due to valuation, including market movements) decreases by more than 20% from the value of such assets on the last business day of the immediately preceding calendar quarter.

3.	Fund Transactions.

a.

Order Placement. Except as otherwise directed by the Adviser in writing, subject to Section 2(d) hereof and all applicable law and the Procedures, the Sub-Adviser shall, in the name of the Fund, select brokers, dealers, counterparties, futures commission merchants, clearing brokers and foreign currency dealers for the placement of orders for the execution of portfolio and other transactions for the Allocated Portion. For the avoidance of doubt, brokers and dealers selected and utilized by Sub-Adviser solely for the execution of transactions in equity securities and fixed-income investments (other than derivatives and commodities) are not subject to the requirements of Section 2(d) hereof. The Sub-Adviser shall seek to obtain best execution on all portfolio transactions executed on behalf of the Fund. To the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”) and not inconsistent with the Procedures, the Sub-Adviser may consider the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect transactions for the Fund. On an ongoing basis, but not less often than annually, the Sub-Adviser will provide a written report, in a form reasonably agreed between the Sub-Adviser and the Adviser, to the Board summarizing the “soft dollar” arrangements that the Sub-Adviser maintains with brokers or dealers that execute transactions for the Allocated Portion, and of all research and other services provided to the Sub-Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

b.

Trade Aggregation. The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased in order to obtain best execution for the Fund. In such event, allocation of the securities so purchased or sold, as well as the fees and expenses incurred in the transaction, will be made by the Sub-Adviser consistent with the Procedures and in the manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such of its other clients participating in the trade.

c.

Regulatory Reporting. The Sub-Adviser agrees that it will prepare and cause to be filed in a timely manner (i) if required to be filed in respect of any securities under the control of the Sub-Adviser, quarterly information on Form 13F, which shall include all applicable securities within the Allocated Portion (it being understood that the Sub-Adviser shall consider such securities as being subject to its investment discretion for purposes of Section 13(f) of the 1934 Act), and (ii) if required to be filed in respect of any securities under the control of the Sub-Adviser, periodic information on Schedule 13G with respect to securities in the Allocated Portion, reporting such securities as being beneficially owned by the Sub-Adviser for purposes of Rule 13d-3 under the 1934 Act; provided that the Sub-Adviser may presume for this purpose that the Allocated Portion represents the only assets of the Fund. If any investments made by the Sub-Adviser on behalf of the Fund are required to be disclosed in any other reports to be filed by the Sub-Adviser with any governmental or self-regulatory agency or organization or exchange, the Sub-Adviser shall provide the Adviser with prompt written notice thereof, setting forth in reasonable detail the nature of the report and the investments of the Fund to be reported.

4.	Books and Records.

The Sub-Adviser shall use commercially reasonable efforts to maintain such books and records with respect to the Allocated Portion as are required by Rule 31a-1 under the 1940 Act and by law applicable to the Sub-Adviser, including the Advisers Act and the rules and regulations thereunder (the “Fund’s Books and Records”). The Sub-Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender promptly to the Company or the Adviser the Fund’s Books and Records upon the request of the Board or the Adviser. Where applicable, the Fund’s Books and Records shall be maintained by the Sub-Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Company or the Adviser; provided however that the Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws or its own internal compliance policies. The Adviser shall, upon reasonable advance notice, be provided with access to the Sub-Adviser’s documentation and records relating to the Allocated Portion of the Fund and copies of such documentation and records.

5.	Compensation of the Sub-Adviser.

The Adviser will pay the Sub-Adviser for its services with respect to the Fund the compensation specified in Appendix A to this Agreement.

6.	Allocation of Charges and Expenses.

The Sub-Adviser shall bear its expenses of providing services pursuant to this Agreement. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement.

7.	Standard of Care.

a.

Standard of Care. The Sub-Adviser will exercise its best judgment and will act in good faith and use reasonable care and act in a manner consistent with federal and state laws and regulations applicable to it in rendering the services it has agreed to provide under this Agreement.

b.

Notification, Curing Breach. The Sub-Adviser shall use its commercially reasonable efforts to cooperate with the Adviser in curing any regulatory or compliance breaches or breaches of this Agreement as promptly as possible. The Sub-Adviser will notify the Adviser as soon as reasonably practicable upon detection of any breach by the Sub-Adviser of any law applicable to its management of the Allocated Portion, including but not limited to the 1940 Act, and any breaches of the Governing Documents, the Procedures, the Investment Guidelines, the Strategy or this Agreement. Notwithstanding anything to the contrary in this Agreement, any breach of the Investment Guidelines that is the result of changes in valuation, including market movements, of the Allocated Portion shall not require action by the Sub-Adviser or notice to the Adviser; provided that (i) such breach is cured within one month or, if sooner, the next portfolio rebalancing of the positions of the Allocated Portfolio and (ii) such breach does not constitute a breach of applicable law, including the 1940 Act, the Advisers Act, the Governing Documents or the Procedures or prevent the Fund from qualifying as a regulated investment company under the IRC.

c.

Limitation Of Liability. Neither the Sub-Adviser nor any director, officer, employee or affiliate of the Sub-Adviser shall be liable for any act or omission (including any error of investment judgment or mistake of law) or for any losses, liabilities, taxes, damages, penalties, judgments, legal expenses, court costs, fines, amounts paid or to be paid in settlement or otherwise, or expenses (collectively, “Losses”) suffered by the Adviser, the Fund, any shareholder in the Company, or any other person in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Sub-Adviser against any liability to the Fund, the Company or its shareholders to which the Sub-Adviser would otherwise be subject by reason of (i) the Sub-Adviser’s trade errors, the correction of which shall be governed by the Sub-Adviser’s relevant policies and the Fund’s Sub-Adviser Manual; (ii) the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties under this Agreement, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement, (iii) any untrue statement of a material fact that (A) is contained in the Registration Statement, Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, or sales literature relating to the Company or the Fund (collectively, “Covered Materials”), (B) pertains to the Sub-Adviser or the Strategy, and (C) was provided in writing by the Sub-Adviser for use in the applicable Covered Materials and was reproduced faithfully by the Adviser or other party responsible for such Covered Materials, or (iv) the Sub-Adviser’s failure to provide for inclusion in Covered Materials reviewed by the Sub-Adviser pursuant to Section 2(m) a material fact that (A) pertains to the Sub-Adviser or the Strategy and (B) was known to the Sub-Adviser to be required to be stated therein or to be necessary to make the statements therein not materially misleading (the acts or omissions set forth in the preceding clauses (i) through (iv), the Sub-Adviser’s “Disabling Conduct”).

8.	Use of Names; Performance Record.

a.

Adviser’s and Fund’s Use of Sub-Adviser Name. For so long as the Fund remains in existence and until the termination of this Agreement, the Adviser and the Fund shall have a royalty-free license to use the name of the Sub-Adviser solely in connection with the operation and marketing of the Fund, including any short-form of such name, or any combination or derivation thereof. The Sub-Adviser acknowledges and agrees that the Adviser, the Fund and the Fund’s selling agents will use such names in marketing the Fund to current and prospective investors. Following the termination of this Agreement, the Adviser and the Fund shall be permitted to use the name of the Sub-Adviser as necessary to comply with applicable law.

b.

Sub-Advisers Right’s to Performance Record. The Sub-Adviser shall retain the right to use the investment performance and track record of the Allocated Portion (including in marketing) to the extent permitted by law; provided, however, that for this purpose, the Sub-Adviser shall be entitled to use the name of the Fund and/or the Company only after having obtained the prior written consent of the Adviser which consent shall be considered by the Adviser on a case by case basis and shall not be unreasonably withheld. Notwithstanding the foregoing, (i) the Adviser’s consent to disclosure of the name of the Fund and/or the Company by the Sub-Adviser shall not be required in connection with any request, examination or audit of the Sub-Adviser by any governmental authority or regulator having jurisdiction over the Sub-Adviser and (ii) the Sub-Adviser shall be permitted to use the name of the Fund and/or the Company as necessary to comply with applicable law. Further, for the avoidance of doubt, the Sub-Adviser shall be entitled to retain and use copies of records of each of its transactions and other records pertaining to the Allocated Portion, the Fund and the Company as are necessary to support any such uses of the investment performance and track record.

9.	Indemnification.

a.

The Sub-Adviser shall indemnify the Fund and the Adviser and each of their respective Directors, partners, officers, employees and shareholders, and each person, if any, who controls the Company or the Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any Disabling Conduct on the part of the Sub-Adviser; or (ii) any untrue statement of material fact made by the Sub-Adviser herein or other material breach of any of the representations or warranties of the Sub-Adviser with respect to this Agreement.

b.

The Adviser shall indemnify the Sub-Adviser and each of its partners, directors, officers, employees and shareholders, and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses in connection with this Agreement asserted by any third party; provided that such Losses (or actions with respect thereto) do not arise out of, and are not based upon, any Disabling Conduct on the part of the Sub-Adviser.

c.

Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under Section 9(a) or 9(b) (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under Section 9(a) or 9(b) (the “Indemnifying Party”) notify the Indemnifying Party in writing of the commencement of such Proceeding. To the extent that the Indemnifying Party has actual knowledge of the commencement of such Proceeding, the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder.

d.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law.

10.	Sub-Adviser Insurance.

The Sub-Adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Sub-Adviser in a commercially reasonable amount. The foregoing policy shall be issued by one or more insurance companies that maintain an A.M. Best rating of A or higher or are otherwise acceptable to the Adviser. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Sub-Adviser.

11.	Custodian.

The Fund’s assets shall be maintained in the custody of its Custodian. Any assets added to the Fund shall be delivered directly to the Custodian, and the Sub-Adviser shall have no liability for the acts or omissions of any such custodian.

12.	Representations of the Sub-Adviser.

The Sub-Adviser represents, warrants and further covenants as follows:

a.

Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.

Authority. The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its governing body (i.e., its board of directors/trustees/members), and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Sub-Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Sub-Adviser, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Sub-Adviser have full authority and power to execute this Agreement on behalf of the Sub-Adviser.

c.

Enforceable Agreement. This Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.

Registered Investment Adviser. The Sub-Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; and (iii) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.

No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel which would reasonably be expected to result in a material adverse effect on the Fund or the Sub-Adviser’s ability to discharge its obligations hereunder to which it or any of its directors, officers, employees, partners, shareholders, members or principals or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their respective activities which would reasonably be expected to result in a material adverse effect on the Fund or which would reasonably be expected to materially impair the Sub-Adviser’s ability to discharge its obligations under this Agreement.

f.

Licenses and Registrations. It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals, save where such failure would not reasonably be expected to materially impair the Sub-Adviser’s ability to discharge its obligations under this Agreement.

g.

Change in Portfolio Management Personnel. The Sub-Adviser shall promptly notify the Adviser of any material changes in its executive officers or the portfolio manager(s) responsible for the Allocated Portion.

h.

Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, the Sub-Adviser will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. To the extent permitted by applicable law and confidentiality requirements, the Sub-Adviser agrees that it will provide prompt notice to the Adviser in the event that: (i) the Sub-Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material adverse event occurs with respect to the Sub-Adviser’s investment advisory business or that could reasonably be expected to adversely impact the Sub-Adviser’s ability to perform this Agreement.

13.	Representations of the Adviser.

The Adviser represents, warrants and further covenants as follows:

a.

Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.

Authority. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a material default under (i) any provision of applicable law, rule or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c.

Enforceable Agreement. This Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.

Registered Investment Adviser. The Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Advisory Agreement with the Company remain in effect, and (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Advisory Agreement with the Company.

e.

No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it is a party or to which any of its assets are subject, nor has it received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its activities which might reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement or the Advisory Agreement with the Company.

f.

Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide prompt written notification to the Sub-Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. To the extent permitted by applicable law, rule or order, the Adviser agrees that it will provide prompt notice to the Sub-Adviser in the event that: (i) the Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to adversely impact the Adviser’s ability to perform this Agreement.

14.	Renewal, Termination and Amendment.

a.

Renewal. This Agreement shall continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved annually (i) by the Board or by vote of a majority of outstanding voting securities of the Fund and (ii) by vote of a majority of the directors of the Company who are not interested persons of the Company (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

b.

Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund, upon 30 days’ prior written notice to the Adviser and the Sub-Adviser or (ii) by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Fund. The Adviser may terminate this Agreement, without payment of any penalty, upon 30 days’ prior written notice to the Sub-Adviser, provided that this Agreement may be terminated immediately by the Adviser in writing upon the occurrence of any material breach of this Agreement by the Sub-Adviser. The Sub-Adviser may terminate this Agreement immediately upon written notice to the Adviser following the occurrence of any material breach of this Agreement by the Adviser. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act or the rules thereunder. This Agreement may be amended at any time by the Sub-Adviser and the Adviser, subject to approval by the Board (including approval by those Directors that are not “interested persons” of the Company) and, if required by the 1940 Act or applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Company or its affiliates. It is understood that from time to time the Allocated Portion may be zero. This Agreement does not terminate in the event that no Allocated Portion is available for the Sub-Adviser.

c.	Consequences of Termination. In the event of termination of this Agreement, Sections 4, 7(c), 9, 12(b), 13(b) and 14(c) shall survive such termination of this Agreement.

15.	Confidentiality.

a.

The Sub-Adviser shall treat all records and other information relative to the Company, the Fund and the Adviser and their prior, present or potential shareholders and clients, including the list of portfolio securities, instruments and assets and liabilities of the Fund, which it shall receive or have access to in the performance of its duties confidentially and as proprietary information of the Company and the Adviser. The Sub-Adviser shall not disclose such records or information to any third party or use such records or information for any purpose other than performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Adviser or (ii) as permitted by Section 8(b). The Sub-Adviser shall not use its knowledge of non-public information regarding its management of the Allocated Portion as a basis to place or recommend any securities or other transactions for its own benefit or the benefit of others or to the detriment of the Fund.

b.

The Adviser shall treat all records and other information relative to the Sub-Adviser which it shall receive or have access to in connection with this Agreement and as proprietary information of the Sub-Adviser. The Adviser shall not disclose such records or information to any third party or use such records or information for any purpose other than performance of its responsibilities and duties to the Fund, the Company or hereunder (except after prior notification to and approval in writing by the Sub-Adviser).

c.

The Sub-Adviser hereby authorizes the Fund and the Adviser to use all related evaluation material, analyses and information regarding the Sub-Adviser and the investment program of the Fund, including information about portfolio holdings and positions, in connection with (1) marketing the Fund and the Adviser’s services to the Company, (2) providing ongoing information to existing shareholders and (3) providing any required regulatory disclosures. The Adviser hereby authorizes the Sub-Adviser to disclose any information required by any required regulatory disclosure.

d.

The confidentiality provisions of this Section 15 will not apply to any information that either party hereto can show: (a) is or subsequently becomes publicly available without breach of any obligation owed to the other party; (b) became known to either party from a source other than the other party, and without breach of an obligation of confidentiality owed to the other party; (c) is independently developed by either party without reference to the information required by this Agreement to be treated confidentially; or (d) is used by either party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement. Nothing in this Section 15 will be deemed to prevent a party from disclosing any information received hereunder pursuant to any applicable law or in response to a request from a duly constituted regulatory or judicial authority.

16.	Notices.

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Sub-Adviser:

Passport Capital, LLC

One Market Street

Steuart Tower, Suite 2200

San Francisco, CA 94105

Tel. (415) 321-4600

Adviser:

AllianceBernstein L.P.

1345 Avenue of the Americas

New York, NY 10105

Attn: Mark R. Anderson, Deputy Chief Compliance Officer

Tel. (212) 969-1000

Fax: (212) 969-2293

Email: SubadvisoryCompliance@alliancebernstein.com

17.	Severability.

If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

18.	Business Continuity.

The Sub-Adviser shall maintain business continuity, disaster recovery and backup capabilities and facilities, through which the Sub-Adviser will be able to perform its obligations hereunder with minimal disruptions and delays. Upon request, the Sub-Adviser shall provide to the Adviser access to its written business continuity, disaster recovery and backup plan(s) or sufficient information and written certification regarding such plans to satisfy the Adviser and Fund’s reasonable inquiries and to assist the Fund in complying with Rule 38a-1 under the 1940 Act.

19.	Lists of Affiliated Persons.

The Adviser shall provide the Sub-Adviser with a list of each broker-dealer entity that is an “affiliated person” (or an affiliated person of an affiliated person), as such term is defined in the 1940 Act, of the Fund. The Sub-Adviser shall provide the Adviser with a list of each person who is an “affiliated person,” as such term is defined in the 1940 Act, of the Sub-Adviser. Each of the Adviser and the Sub-Adviser agrees promptly to update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from such list of affiliated persons.

20.	Cooperation.

The Sub-Adviser shall cooperate reasonably with the Adviser for purposes of filing any required reports, including responding to regulatory requests, with the SEC or such other regulator having appropriate jurisdiction. The Sub-Adviser will work in good faith with the Adviser’s and the Funds service providers to ensure the orderly daily operation of the Fund.

21.	Miscellaneous.

a.	Further Actions. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.

b.	Third Party Beneficiary. The Fund shall be a third party beneficiary of this Agreement.

c.

Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York.

d.

Appendices Part of Agreement. For the avoidance of doubt, it is acknowledged and agreed that the Appendices and Annexes appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendices and Annexes hereto.

e.	Captions / Headings. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

f.

Joint Negotiation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

g.	Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ALLIANCEBERNSTEIN L.P.

By:
Name: Louis T. Mangan
Title: Assistant Secretary

PASSPORT CAPITAL, LLC

By:
Name: Joanne Cormican
Title: Chief Operating Officer